Exhibit 99.3

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma combined condensed statement of income for the year ended December 31, 2014 is presented as if the acquisition of MidSouth had occurred on January 1, 2014. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the acquisition and expected to have a continuing impact on consolidated results of operations. Because the acquisition was completed on July 1, 2014, MidSouth’s results of operations for the first six months of 2014 are used for purposes of computing pro forma amounts for the year ended December 31, 2014.

The preparation of the unaudited pro forma combined condensed income statements and related adjustments required management to make certain assumptions and estimates. The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma combined condensed financial information. In the opinion of management, all adjustments and/or disclosures necessary for a fair statement of the pro forma data have been made. The unaudited pro forma combined condensed financial information is presented for illustrative purposes only and does not necessarily reflect what our results of operations and financial condition would have been if we had operated as a stand-alone company during all periods presented, and, accordingly, such information should not be relied upon as an indicator of our future performance. The unaudited pro forma combined condensed financial information also does not consider any potential impact of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, among other factors.

These unaudited pro forma combined condensed statement of income and the notes thereto should be read together with the following:

•	FFN’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2014, included elsewhere in this prospectus;

•	MidSouth’s unaudited financial statements and accompanying notes as of and for the six months ended June 30, 2014, included elsewhere in this prospectus;

•	The section entitled “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS,” included elsewhere in this prospectus.

Unaudited Pro Forma Combined Condensed Statement of Income

For the Year Ended December 31, 2014

(in thousands, except per share data)

	FFN as Reported	MidSouth as Reported for the Six Months Ended June 30, 2014	MidSouth Account Reclassification		Pro Forma Adjustments		Pro Forma Combined
Interest income:
Loans, including fees	$33,585	$4,538	$—		$414	(b)	$38,537
Investment securities	9,540	840	—		—		10,380
Federal funds sold and other	307	39	—		—		346

Total interest income	43,432	5,417	—		414		49,263
Interest expense:
Deposits	5,301	397	—		(61	)(d)	5,637
FHLB advances and other borrowings	438	4	—		—		442

Total interest expense	5,739	401	—		(61)		6,079
Net interest income	37,693	5,016	—		475		43,184
Provision for loan losses	2,374	350	—		—		2,724

Net interest income after loan loss provision	35,319	4,666	—		475		40,460
Non-interest income:
Service charges on deposit accounts and other fees	1,830	547	—		—		2,377
Net gain on sale of loans	5,814	1,012	227	(g)	—		7,053
Gain on sale of investment securities, net	259	115	—		—		374
Other	2,148	398	—		—		2,546

Total non-interest income	10,051	2,072	227				12,350
Non-interest expense:
Salaries and employee benefits	19,160	3,616	—		113	(e)	22,889
Occupancy and equipment	4,729	617	—		56	(c)	5,402
All other expenses	7,933	3,272	227	(g)	(1,142	)(a)	10,290

Total non-interest expense	31,822	7,505	227		(973)		38,581

Income (loss) before income tax expense	13,548	(767)	—		1,448		14,229
Income tax expense	5,134	—	—		145	(f)	5,279

Net income (loss)	8,414	(767)	—		1,303		8,950
Dividends paid on Series A preferred stock	(100)	—	—		—		(100)

Net income available (loss allocated) to common shareholders	$8,314	$(767)	$—		$1,303		$8,850

Basic earnings (loss) available to common shareholders per share	$1.32	$(0.20)					$1.15
Diluted earnings (loss) available to common shareholders per share	$1.27	$(0.11)					$1.12
Weighted average common shares outstanding, including participating securities:
Basic	6,249	3,899					7,718
Diluted	6,486	6,680					7,929

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

(all amounts are in thousands, except per share data, unless otherwise indicated)

Note 1—Basis of Pro Forma Presentation

The unaudited pro forma combined condensed statement of income for the year ended December 31, 2014 is based on the historical financial statements of FFN and MidSouth after giving effect to the completion of the acquisition and the assumptions and adjustments described in the accompanying notes. Such financial statements do not reflect cost savings or operating synergies expected to result from the acquisition, or the costs to achieve these cost savings or operating synergies, or any anticipated disposition of assets that may result from the integration of the operations of the two companies. Certain historical financial information has been reclassified to conform to the current presentation.

The unaudited pro forma combined condensed financial information is presented solely for illustrative purposes and is not necessarily indicative of the combined results of operations that might have been achieved for the period or date indicated, nor is it necessarily indicative of the future results of the combined company.

Note 2—Unaudited Pro Forma Accounting Adjustments

The following unaudited pro forma adjustments result from accounting for the acquisition, including the determination of fair value of the assets, liabilities, and commitments which FFN, as the acquirer, acquired from MidSouth. The descriptions related to the effect of these adjustments on the statement of income are as follows.

Income Statements—the explanations and descriptions below are referenced to the Unaudited Pro Forma Combined Condensed Statements of Income for the year ended December 31, 2014.

Income Statements—Pro Forma Adjustments

Pro Forma Adjusting entries (Income Statements)	Year Ended Dec 31, 2014
(a) Amortization expense of core deposit intangible	$339
(a) Acquisition related transaction costs	(1,481)
(b) Adjustment for estimate of loan interest accretion	414
(c) Adjustment for estimate of land improvements fair value adjustment amortization	56
(d) Adjustment for estimate of time deposits fair value adjustment amortization	(61)
(e) Amortization of retention bonuses	113
(f) Income tax expense of pro-forma adjustments	145

(a)	The core deposit intangible (“CDI”) was approximately $3,060 and will be amortized over an 8.2 year period on an accelerated basis which is increased pro forma amortization expense by approximately $339 for the year ended December 31, 2014.

Adjustment to decrease pro forma non-interest expense by $1,481 for non-recurring costs incurred and included in the year ended December 31, 2014 financial results of the combined entity. These are transaction costs directly related to the acquisition.

(b)	Represents an estimate of interest income accretion related to the fair value adjustment of the loans acquired pursuant to the acquisition. The amount will be accreted as an increase to interest income on a level yield method based on the maturities of the underlying loans, which is expected to approximate 36 months. Estimates for the amount of income accretion related to the loans fair value adjustment total an increase of $1,892 for the year ended December 31, 2014, net of income accretion of $1,428 recognized for the six months ended December 31, 2014.

(c)	The land improvements on properties held by MidSouth were adjusted to fair value at the acquisition date. The fair value adjustment of these buildings and leasehold improvements was approximately $2,811. This amount will be amortized as a decrease to depreciation expense on a straight-line basis over an estimated useful life of 25 years.

(d)	The time deposits acquired from MidSouth were adjusted to fair value at the acquisition date. The fair value adjustment at acquisition date was approximately $173. This amount will be amortized as a decrease to interest expense on a pro rata basis based on the maturities of the underlying time deposits. Adjustments to amortization for the year ended December 31, 2014 total a decrease of $61 to pro forma interest expense.

(e)	FFN provided retention bonuses of $1,025 to certain executive and non–executive officers of MidSouth. These bonuses were to be paid in 20% cash and 80% stock compensation (common stock and stock options), which vest over a period of three to five years.

(f)	Adjustment to reflect the income tax expense of the pro forma combined entity using 38.29% as the incremental effective tax rate, adjusted for permanent differences. Income tax expense reported for MidSouth was zero for the period presented in the Unaudited Pro Forma Combined Condensed Financial Statements as a result of the full valuation allowance related to net deferred tax assets. Therefore, the Pro Forma Adjustment for income tax expense considers the pretax net income (loss) of MidSouth and all other income statement Pro Forma Adjustments for the period.

Reclassifications

The following reclassifications adjusted MidSouth’s historical statements of income to conform to FFN’s historical income statements.

(g)	Mortgage origination expenses netted against fees on mortgage originations in MidSouth’s non-interest income have been reclassified to all other non-interest expense to conform to FFN’s historical income statement.

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